AMERICAN SHARED HOSPITAL SERVICES
REPORTS FIRST QUARTER RESULTS

San Francisco, CA — May 10, 2011 — AMERICAN SHARED HOSPITAL SERVICES  (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2011.

First Quarter Results
For the three months ended March 31, 2011, revenue increased 6.8% to $4,367,000 compared to $4,088,000 for the first quarter of 2010.  Gross margin increased to 44.1% for the first quarter of 2011 compared to 41.6% for the first quarter of 2010. Operating income for the first quarter of 2011 increased 43.9% to $226,000 compared to $157,000 for the first quarter of 2010.  Net income for the first quarter of 2011 rose to $21,000, or $0.00 per share.  This compares to net income of $8,000, or $0.00 per share, for the first quarter of 2010.

The total number of procedures performed in AMS' Gamma Knife business during the first quarter of 2011 increased 12% compared to the first quarter of 2010, including a 19% increase in procedures performed on Gamma Knife® PerfexionTM systems.

Selling and administrative expenses for the first quarter of 2011 increased 5.7% to $1,122,000 compared to $1,061,000 for the first quarter of 2010, in support of the Company's domestic and international growth initiatives.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,047,000 for the first quarter of 2011 compared to $1,984,000 for the first quarter of 2010.

At March 31, 2011, AMS reported cash, cash equivalents and certificates of deposit of $10,384,000 compared to $10,438,000 at December 31, 2010.  Shareholders' equity at March 31, 2011 was $23,318,000, or $5.07 per outstanding share.  This compares to shareholders' equity at December 31, 2010 of $23,044,000, or $5.01 per outstanding share.

CEO Comments
Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "The pace of revenue growth increased again in the first quarter of the new year, driven by especially strong gains in Perfexion procedure volume.  This growth is the anticipated consequence of our strategy to upgrade many of our existing Gamma Knife sites to Gamma Knife Perfexion specifications.  Most recently, we entered into upgrade contracts with Lehigh Valley Hospital in Allentown, Pennsylvania, the flagship hospital of the Lehigh Valley Health Network, and Lovelace Medical Center in Albuquerque, New Mexico, the flagship hospital of Lovelace Health System.  Also during the quarter we announced multi-year contracts to supply a Perfexion system to Florence Nightingale Hospital Group in Istanbul, Turkey, and a Gamma Knife and linear accelerator system to Baskent University, Adana, Turkey.  All of these devices are scheduled to go into service in the next several quarters.

"These latest contracts are in addition to the Perfexion upgrades that went into service at Smilow Cancer Hospital at Yale-New Haven in the second quarter of 2010 and at Methodist Hospital in San Antonio, Texas in last year's third quarter, and the launch of patient treatments at Fort Sanders Regional Medical Center in Knoxville, Tennessee, in January 2011.  We also anticipate that our Gamma Knife unit at Hospital Central FAP in Lima, Peru will begin treating patients later this year, and our linear accelerator site in São Paulo is scheduled to go on-line in 2012.

"We are optimistic that the momentum in our Gamma Knife business will continue, as we complete negotiation of additional contracts in the months ahead.  Reflecting our confidence, we recently committed to purchasing four additional Perfexion units."

Dr. Bates continued, "In our proton therapy business, we are negotiating financing for the four centers we currently are developing in Dayton, Ohio, Boston, Massachusetts, Orlando, Florida, and Long Beach, California.  We expect the flow of additional proton center development projects to accelerate once this financing package is in place.  Proton therapy is widely regarded as the optimal radiation treatment for an increasing variety of cancers.  With our many years of experience in radiation therapy equipment selection and innovative financing, American Shared is ideally positioned to take advantage of this growth opportunity, and we are pursuing it vigorously."

Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today.  To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time.  A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors).  A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 29730188#.

About AMS
American Shared Hospital Services (www.ashs.com) provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  Since 1991, AMS' creative financing solutions have enabled its clinical partners to make the latest advances in radiation oncology available to patients at an affordable price.  AMS is the world leader in providing Gamma Knife® radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept.  In addition, AMS currently is developing proton therapy centers in Dayton, Ohio (Kettering Medical Center), Boston (Tufts Medical Center), Orlando (Orlando Regional Healthcare) and Long Beach, California (Long Beach Memorial Medical Center), and is negotiating additional projects.  AMS also owns a preferred stock investment in Still River Systems, developer of the compact Monarch 250 PBRT system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product.  Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 9, 2011.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	May 10, 2011
First Quarter 2011 Financial Results	Page 3

Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended
	March 31,
	2011	2010
Revenue	$4,367,000	$4,088,000
Costs of revenue	2,443,000	2,389,000
Gross margin	1,924,000	1,699,000
Selling & administrative expense	1,122,000	1,061,000
Interest expense	576,000	481,000
Operating income	226,000	157,000
Interest & other income	16,000	31,000
Income before income taxes	242,000	188,000
Income tax expense	23,000	11,000

Net income	$219,000	$177,000
Less: Net income attributable to non-controlling interest	(198,000)	(169,000)

Net income attributable to American Shared Hospital Services	$21,000	$8,000

Earnings per common share:
Basic	$0.00	$0.00
Assuming dilution	$0.00	$0.00

	Balance Sheet Data
	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$1,384,000	$1,438,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$15,504,000	$15,075,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$66,232,000	$65,340,000

Current liabilities	$10,338,000	$7,444,000
Shareholders' equity	$23,318,000	$23,044,000